Filed Pursuant to Rule 433
Registration Statement No. 333-281174
Issuer Free Writing Prospectus dated May 6, 2025
Relating to Preliminary Prospectus Supplement dated May 6, 2025

EATON CAPITAL UNLIMITED COMPANY

Pricing Term Sheet

€500,000,000 3.625% Notes due 2035

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated May 6, 2025, relating to the offering of €500,000,000 3.625% Notes due 2035 by Eaton Capital Unlimited Company (the “Preliminary Prospectus Supplement”).  The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.  Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	Eaton Capital Unlimited Company
Guarantors:	As described in the Preliminary Prospectus Supplement
Maturity:	May 9, 2035
Currency:	EUR
Principal Amount:	€500,000,000
Status:	Senior, Unsecured
Format:	SEC Registered
Interest Rate:	3.625% per annum
Benchmark German Government Security:	DBR 2.500% due February 15, 2035
Benchmark German Government Security Price/Yield:	99.57; 2.549%
Spread to German Government Security:	115.8 bps
Mid-Swap Yield:	2.507%

Mid-Swap Maturity:	10-year
Spread to Mid-Swap:	120 bps
Yield to Maturity:	3.707%
Price to Public:	99.325% of the principal amount
Interest Payment Dates:	Annually on May 9, beginning May 9, 2026
Business Days:	T2, London, New York
Optional Redemption:	German Government Security Yield Rate plus 20 bps at any time prior to February 9, 2035 (3 months prior to maturity); par call at any time on or after February 9, 2035
Issue Expected Ratings (Moody’s / S&P)*:	A3 / A-
ISIN/CC:	XS3071203056 / 307120305
Settlement:	Euroclear / Clearstream, Luxembourg
Paying Agent:	The Bank of New York Mellon, London Branch
Trustee and Security Registrar:	The Bank of New York Mellon Trust Company, N.A.
Change of Control Triggering Event:	Issuer required to make an offer to repurchase at 101% if a Change of Control Triggering event occurs
Denomination:	€100,000 and integral multiples of €1,000 in excess thereof
Form of Notes:	Registered Form, New Safekeeping Structure
Expected Listing:	Application will be made to list the Notes on the New York Stock Exchange
Day Count Fraction:	Actual / Actual (ICMA)
Trade Date:	May 6, 2025
Settlement Date:	May 9, 2025 (T+3)
Joint Book- Running Managers:	Deutsche Bank Aktiengesellschaft Goldman Sachs & Co. LLC J.P. Morgan Securities plc

Co-Managers:
BofA Securities Europe SA
Citigroup Global Markets Limited
BNP Paribas
Barclays Bank PLC
Morgan Stanley & Co. International plc
HSBC Continental Europe
Wells Fargo Securities International Limited
Truist Securities, Inc.
PNC Capital Markets LLC
TD Global Finance unlimited company
KeyBanc Capital Markets Inc.
BNY Mellon Capital Markets, LLC
Loop Capital Markets, LLC
Academy Securities, Inc.

Concurrent Offering:
Substantially concurrently with this offering, we launched an offering (the “U.S. Notes Offering”) of U.S. dollar-denominated senior notes (the “U.S. Notes”), the proceeds of which we intend to use for general corporate purposes, which may include, among other things, the repayment of outstanding debt, including commercial paper.  There can be no assurance that the U.S. Notes Offering will be completed, and the settlement of this offering is not conditioned upon settlement of the U.S. Notes Offering or vice versa.  The U.S. Notes Offering is being made pursuant to a separate prospectus supplement.  Nothing in this prospectus supplement shall constitute an offer to purchase U.S. Notes.

* Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

EU MiFID II product governance / Professional investors and ECPs only target market - Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in EU MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate.  Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to EUMiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

In the European Economic Area, the communication of this term sheet is only addressed to, and is directed at, persons and legal entities in member states of the European Economic Area who are “qualified investors” as defined in Regulation (EU) 2017/1129, as amended.  This term sheet must not be acted on or relied on in any member state of the European Economic Area by persons who are not qualified investors.  Any investment or investment activity to which this announcement relates is available only to qualified investors in any member state of the European Economic Area.

In the United Kingdom, the communication of this term sheet is only addressed to, and is directed at, persons and legal entities who are “qualified investors” as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

The communication of this term sheet is only being distributed to and is only directed at (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, or (3) persons who are outside the United Kingdom or to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) in connection with the issue or sale of any securities of the Issuer may otherwise lawfully be communicated or be caused to be communicated (all such persons together being referred to as “Relevant Persons”).  In the United Kingdom, any investment or investment activity to which the communication of this term sheet relates is only available to, and the Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons.  Any person in the United Kingdom who is not a Relevant Person should not act or rely on this communication or any of its contents.  The securities referenced in this term sheet are not being offered to the public in the United Kingdom.  Each recipient also represents and agrees that it has complied and will comply with all applicable provisions of the FSMA, with respect to anything done by it in relation to any securities referenced in this communication in, from or otherwise involving the United Kingdom.  The communication of this term sheet shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities law of any such jurisdiction.  This communication of this term sheet does not constitute a prospectus for the purposes of Article 3 of Regulation (EU) 2017/1129, as amended.

Relevant stabilization regulations including FCA/ICMA will apply.

The issuer has filed a registration statement, including a prospectus and the Preliminary Prospectus Supplement, with the Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus and the Preliminary Prospectus Supplement in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the Preliminary Prospectus Supplement (or, if available, the prospectus supplement) if you request it by contacting Deutsche Bank Aktiengesellschaft by telephone at 1-800-503-4611; Goldman Sachs & Co. LLC by telephone at 1-866-471-2526; or J.P. Morgan Securities plc by telephone at +44-20 7134-2468 (Non-US investors), J.P. Morgan Securities LLC by telephone at 1-212-834-4533 (US investors).

It is expected that delivery of the Notes will be made against payment therefor on or about the closing date specified herein, which will be the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the date of pricing, by virtue of the fact that the Notes initially will settle in T+3 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of Notes who wish to trade Notes prior to their date of delivery should consult their own advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.